                            SHARE PURCHASE AGREEMENT

THIS AGREEMENT made as of the 1st day of April, 1995

B E T W E E N:

                          THE PERSONS LISTED IN SCHEDULE "1A" TO THIS AGREEMENT

                          (hereinafter individually called a "Vendor" and collectively called the "Vendors"),

                                                               OF THE FIRST PART

- and -

                          THE PERSONS LISTED IN SCHEDULE "1B" TO THIS AGREEMENT

                          (hereinafter individually called a "Principal" and collectively called the "Principals"),
                                                              OF THE SECOND PART

- and -

                          CEDAR GROUP, INC., a corporation incorporated under the laws of the State of Delaware

                          (hereinafter called the "Purchaser")

                                                               OF THE THIRD PART

- and -

                          STEEN CONTRACTORS LIMITED, a corporation incorporated under the laws of the Province of Ontario

                          (hereinafter called the "Corporation")

                                                              OF THE FOURTH PART

WITNESSES THAT WHEREAS:

A. The Vendors are the legal, registered and beneficial owners of all of the issued and outstanding shares in the authorized capital of the Corporation, an Ontario corporation engaged in the business of mechanical contracting;

B. The Purchaser has agreed with the Vendors that the Vendors shall sell, and the Purchaser shall purchase, all of the issued and outstanding shares of the Corporation, upon and subject to the terms and conditions set out in this Agreement, such purchase and sale to take effect from and to be deemed for all purposes to have been made on and as of the 1st day of April, 1995;

                 THEREFORE, in consideration of the respective covenants, agreements, representations, warranties and indemnities herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties covenant and agree as follows:

                                  ARTICLE ONE
                                 INTERPRETATION

Section 1.1 Defined Terms: For the purpose of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

                 (a) "Act" means the Business Corporations Act (Ontario) as in effect on the date hereof,

                 (b) "Affiliate" has the meaning attributed to that term in the Act;

                 (c) "Associate" has the meaning attributed to that term in the Act;

                 (d) "Audited 1994 Financial Statements" means the audited consolidated financial statements of the Corporation as at and for the financial year ended December 31, 1994, including the notes thereto and the report of the Corporation's auditors thereon, a copy of which is annexed hereto as Schedule 2;

                 (e) "Audited 1995 Financial Statements" means the audited consolidated financial statements of the Corporation as at and for the financial year ended December 31, 1995, regardless of any change in the year end of the Corporation, including the notes thereto and the report of the Corporation's auditors thereon;

                 (f) "Audited 1996 Financial Statements" means the audited consolidated financial statements of the Corporation as at and for the financial year ended December 31, 1996, regardless of any change in the year end of the Corporation, including the notes thereto and the report of the Corporation's auditors thereon;

                 (g) "Business" means the business currently and heretofore carried on by the Corporation and its Subsidiaries consisting of mechanical contracting;

                 (h) "Business Day" means any day (other than a Saturday or a Sunday or any statutory holiday) on which the main branch of the Bank of Montreal in Toronto, Ontario, is open for business;

                 (i)      "Claim" has the meaning set out in section 9.3;

                 (j) "Closing Certificates" has the meaning set out in subsection 5.1(a);

                 (k) "Closing Date" means July 31, 1995 or such earlier or later date as may be mutually agreed upon by the Vendors and the Purchaser;

                 (l) "Common Shares" means the common shares in the capital of the Corporation;

                 (m) "Contract" means any agreement, indenture, contract, lease, deed of trust, licence, option, instrument or other commitment, whether written or oral;

                 (n)      "Direct Claim" has the meaning set out in section 9.3;

                 (o) "Effective Date" means the effective date of the purchase and sale of the initial seventy-five percent (75%) of the Purchased Shares and the date upon which the Purchaser effected management control, which the parties acknowledge and agree is to be April 1, 1995 notwithstanding that the actual Closing Date is or may be other than such date;

                 (p)      "Employee Plans" has the meaning set out in section
                          3.34;

                 (q) "Encumbrance" means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, right of occupation, any matter capable of registration against title, option, right of pre-emption, privilege or any Contract to create any of the foregoing;

                 (r) "Environmental Laws" has the meaning set out in subsection 3.33(a);

                 (s) "Environmental Permits" has the meaning set out in subsection 3.33(b);

                 (t) "ETA" means the Excise Tax Act (Canada), as amended from time to time;

                 (u) "GST" means any and all taxes payable under Part IX of the ETA or under any provincial legislation similar to Part IX of the ETA;

                 (v) "Hazardous Substances" has the meaning set out in subsection 3.33(a);

                 (w)      "Indemnified Party" has the meaning set out in
                          section 9.3;

                 (x)      "Intellectual Property" has the meaning set out in
                          section 3.16;

                 (y)      "Leased Property" has the meaning set out in section
                          3.11;

                 (z)      "Leases" has the meaning set out in section 3.13;

                 (aa)     "Licences" has the meaning set out in section 3.20;

                 (ab) "Losses", in respect of any matter, means all claims, demands, proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) arising directly or indirectly as a consequence of such matter;

                 (ac)     "Permitted Encumbrances" means:

                                  (i)      liens for taxes, assessments and
                                           governmental charges due and being
                                           contested in good faith and
                                           diligently by appropriate
                                           proceedings (and for the payment of
                                           which adequate provision has been
                                           made);

                                  (ii) servitudes, easements, restrictions, rights-of-way and other similar rights in real property or any interest therein, provided the same are not of such nature as to materially adversely affect the use of the property subject thereto by the Corporation;

                                  (iii)    liens for taxes either not due and
                                           payable or due but for which notice
                                           of assessment has not been given;

                                  (iv)     undetermined or inchoate liens,
                                           charges and privileges incidental to
                                           current construction or current
                                           operations and statutory liens,
                                           charges, adverse claims, security
                                           interests or encumbrances of any
                                           nature whatsoever claimed or held by
                                           any governmental authority that have
                                           not at the time been filed or
                                           registered against the title to the
                                           asset or served upon the Corporation
                                           pursuant to law or that relate to
                                           obligations not due or delinquent;

                                  (v) assignments of insurance provided to landlords (or their mortgagees) pursuant to the terms of any lease and liens or rights reserved in any lease for rent or for compliance with the terms of such lease;

                                  (vi)     security given in the ordinary
                                           course of the Business to any public
                                           utility, municipality or government
                                           or to any statutory or public
                                           authority in connection with the
                                           operations of the Business, other
                                           than security for borrowed money;

                                  (vii)    the reservations in any original
                                           grants from the Crown of any real
                                           property or interest therein and
                                           statutory exceptions to title that
                                           do not materially detract from the
                                           value of the real property concerned
                                           or materially impair its use in the
                                           operation of the Business; and

                                   (viii)  the Permitted Encumbrances described
                                           in Schedule 3;

                 (ad)     "Purchase Price" has the meaning set out in section
                          2.2;

                 (ae)     "Purchased Shares" has the meaning set out in section
                          2.1;

                 (af)     "Real Property" has the meaning set out in section
                          3.11;

                 (ag) "Subsidiaries" means the companies listed in Schedule 24 hereto;

                 (ah) "Tax Act" means the Income Tax Act (Canada), as amended from time to time;

                 (ai)     "Third Party" has the meaning set out in section 9.5;

                 (aj)     "Third Party Claim" has the meaning set out in
                          section 9.3; and

                 (ak) "Time of Closing" means 10:00 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as may be agreed by the parties.

Section 1.2 Currency: Unless otherwise indicated, all dollar amounts referred to in this Agreement are expressed in Canadian funds.

Section 1.3 Sections and Headings: The division of this Agreement into sections and the insertion of headings are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section or a Schedule refers to the specified section of or Schedule to this Agreement.

Section 1.4 Number, Gender and Persons: In this Agreement, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

Section 1.5 Accounting Principles: Any reference in this Agreement to generally accepted accounting principles refers to generally accepted accounting principles as approved from time to time by the Canadian Institute of Chartered Accountants or any successor institute.

Section 1.6 Entire Agreement: This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, including in particular and without limitation that certain letter of intent between the Purchaser and the Corporation dated March 7, 1995. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as herein provided.

Section 1.7 Time of Essence: Time shall be of the essence of this Agreement.

Section 1.8 Applicable Law: This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein, and each party hereby irrevocably and unconditionally submits to the non-exclusive jurisdiction of the courts of such province and all courts competent to hear appeals therefrom.

Section 1.9 Severability: If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each provision is hereby declared to be separate, severable and distinct.

Section 1.10 Successors and Assigns: This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns. Subject to section 10.7, no party may assign any of its rights or obligations hereunder without the prior written consent of the other parties.

Section 1.11 Amendment and Waivers: No amendment or waiver of any provision of this Agreement shall be binding on any party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver constitute a continuing waiver unless otherwise expressly provided.

Section 1.12 Schedules: The following Schedules are attached to and form part of this Agreement:

                 Schedule 1A      -        The Vendors
                 Schedule 1B      -        The Principals
                 Schedule 2       -        Audited 1994 Financial Statements
                 Schedule 3       -        Permitted Encumbrances
                 Schedule 4       -        Location of Assets (Intentionally Omitted)
                 Schedule 5       -        Owned and Leased Real Property
                 Schedule 6       -        Intellectual Property
                 Schedule 7       -        Insurance Policies
                 Schedule 8       -        Material Contracts (Intentionally Omitted)
                 Schedule 9       -        Licences and Permits (to be delivered within 7 days
                                           of Closing)
                 Schedule 10      -        Regulatory Consents
                 Schedule 11      -        Third Party Consents
                 Schedule 12      -        Legal and Regulatory Proceedings (to be delivered
                                           within 7 days of Closing)
                 Schedule 13      -        Accounts and Attorneys
                 Schedule 14      -        Directors and Officers
                 Schedule 15      -        Related Party Transactions
                 Schedule 16      -        Environmental Matters
                 Schedule 17      -        Employee Matters
                 Schedule 18      -        Major Customers
                 Schedule 19      -        Product Warranties
                 Schedule 20      -        Form of Non-Competition Agreement
                 Schedule 21      -        Form of Employment Agreements
                 Schedule 22      -        Form of Opinion of Vendor's Counsel
                 Schedule 23      -        Form of Release
                 Schedule 24      -        List of Subsidiaries
                 Schedule 25      -        PASSB Joint Venture Agreement along with all
                                           guarantees, letters of credit and other material
                                           obligations of the Corporation
                 Schedule 26      -        Schedule of Backlog of orders and services (to be
                                           delivered within 7 days of Closing)
                 Schedule 27      -        Leases of Motor Vehicles
                 Schedule 28      -        Compensation (to be delivered within 7 days of
                                           closing)

                                  ARTICLE TWO
                     PURCHASE AND SALE OF PURCHASED SHARES

Section 2.1 Purchase and Sale of Purchased Shares: Subject to the terms and conditions hereof, the Vendors covenant and agree to sell, assign and transfer to the Purchaser and the Purchaser covenants and agrees to purchase from the Vendors an aggregate of 140 outstanding Common Shares (the "Purchased Shares") being all of the issued and outstanding shares of the Corporation on the Closing Date, as follows:

                 (a) on the Closing Date, but with effect as of and from the Effective Date, the Purchaser will purchase and the Vendors shall sell (pro rata as between the Vendors) seventy-five percent (75%) of the Purchased Shares, being 105 Common Shares;

                 (b) on May 1, 1996, at the same time and place as the Closing, the Purchaser shall purchase and the Vendors shall sell (pro rata as between the Vendors) fifteen percent (15%) of the Purchased Shares, being 21 Common Shares; and

                 (c) on May 1, 1997, at the same time and place as the Closing, the Purchaser shall purchase and the Vendors shall sell (pro rata as between the Vendors) the remaining ten percent (10%) of the Purchased Shares, being 14 Common Shares, provided that if any closing date is not a Business Day, then the closing of the purchase and sale of the relevant portion of the Purchased Shares shall occur on the next ensuing Business Day.

Section 2.2 Purchase Price: The purchase price payable by the Purchaser to the Vendors for the Purchased Shares (the "Purchase Price") shall be as follows:

                 (a) for the Purchased Shares being purchased and sold on the Closing Day, the sum of sixty thousand dollars ($60,000.00) per Common Share, or an aggregate of six million three hundred thousand dollars
                          ($6,300,000.00);

                 (b) for the Purchased Shares being purchased and sold on May 1, 1996 (or the next ensuing Business Day, if applicable), the audited net book value per Common Share as shown by the Audited 1995 Financial Statements, such net book value per share to be determined (and written notice thereof to be given to each of the Vendors) by the Purchaser's outside auditors, subject to section 2.4, not less than thirty (30) days prior to such date; and

                 (c) for the Purchased Shares being purchased and sold on May 1, 1997 (or the next ensuing Business Day, if applicable), the audited net book value per Common Share as shown by the Audited 1996 Financial Statements, such net book value per share to be determined (and written notice thereof to be given to each of the Vendors) by the Purchaser's outside auditors, subject to section 2.4, not less than thirty (30) days prior to such date;

all of which sums shall be payable by certified cheques or bankers' drafts in immediately available funds to or to the order of the Vendors (each as to their respective pro rata portions of the Purchase Price then being payable), or in such manner as the Vendors may in writing direct not less than three (3) Business Days prior to the Time of Closing on the Closing Dates.

Section 2.3 Option to Take Shares of the Purchaser: Notwithstanding sections 2.2 (b) and (c), any or all of the Vendors may, if they so elect by written notice to the Purchaser at least fourteen (14) days prior to May 1, 1996 or May 1, 1997, as applicable, elect to receive shares of common stock of the Purchaser rather than cash for the Purchased Shares to be sold by such Vendor or Vendors. In that event, each Vendor so electing will be entitled to receive on the Closing Date (or on the next ensuing Business Day, as applicable) the number of shares of common stock of the Purchaser as is determined by dividing the aggregate portion of the Purchase Price which would otherwise have been payable to such Vendor on such date by that number which is determined by taking the average closing price quoted on the National Securities Dealers' Automated Quotation System (or on any other stock exchange where the common stock of the Purchaser is listed for trading, if higher than the price quoted on NASDAQ) over the ten
(10) trading days immediately prior to May 1, 1996 or May 1, 1997, as applicable, and subtracting fifteen percent (15%) of such average closing price for the Purchased Shares being purchased on May 1, 1996 and subtracting (10%) of the average closing price for the Purchased Shares being purchased on May 1, 1997. Any and all such shares in the common stock of the Purchaser will be issued to the Vendors so electing as fully paid and non-assessable but subject to (i) any required regulatory approvals; and (ii) any applicable United States of America and Canadian securities laws and regulations, which may make such shares subject to resale restrictions.

Section 2.4 Disputes Concerning Net Book Value: A majority of the Vendors may dispute the calculation by the Purchaser's outside auditors of the net book value of any of the Common Shares, by notice in writing given to the Purchaser within five (5) Business Days following the delivery of such auditors' opinion as to the net book value of the Common Shares disclosed by either the Audited 1995 Financial Statements or the Audited 1996 Financial Statements (as applicable). Unless such dispute is not resolved promptly by agreement, the Vendors and the Purchaser may request the firm of chartered accountants selected by the Vendors and the Purchaser's auditors to select jointly a third firm of chartered accountants to arbitrate the dispute. If the Vendors' chartered accountants and the Purchaser's auditors are unable to agree as to the firm that will arbitrate the dispute, then each of them will nominate two such firms and one of the four firms so proposed shall be chosen by lot by counsel for the Purchaser. The firm chosen shall designate a partner (the "Arbitrator") to determine the matter in dispute as a single arbitrator in accordance with the Arbitrations Act (Ontario). The cost of the arbitration shall be in the discretion of the Arbitrator. The decision of the Arbitrator with respect to any matter in dispute (including as to all procedural matters and any decision as to costs) shall be final and binding on the Vendors and the Purchaser and shall not be subject to appeal by either party. The fees and expenses of the Arbitrator shall be borne equally by the parties.

                 The parties hereto agree and the Vendors acknowledge that Cedar may deduct up to $75,000 (pro rata among the Vendors) from the purchase price for the Purchased Shares being purchased on May 1, 1996 and May 1, 1997 representing one-half of the difference in the cash surrender values of certain insurance policies that are not reflected in the Audited 1994 Financial Statements.

                                 ARTICLE THREE
                 REPRESENTATIONS AND WARRANTIES OF THE VENDORS

                 The Corporation and each of the Vendors hereby severally represents and warrants to the Purchaser as follows and acknowledge that the Purchaser is relying on such representations and warranties in connection with its purchase of the Purchased Shares:

Section 3.1 Organization: Such Vendor, if a corporation, is a corporation incorporated and validly subsisting under the laws of its jurisdiction of incorporation and has the corporate power to own or lease its property, to own those of the Purchased Shares that it is selling hereunder, to enter into this Agreement and to perform its obligations hereunder. The Corporation is incorporated and validly subsisting under the laws of Ontario and has the corporate power to own or lease its property and to carry on the Business as now being conducted by it, to enter into this Agreement and to perform its obligations hereunder. The Corporation is duly registered or otherwise qualified as a corporation to do business in each jurisdiction in which the nature of the Business or the property and assets owned or leased by it makes such qualification necessary.

Section 3.2 Authorization: This Agreement has been duly authorized, executed and delivered by such Vendor and by the Corporation and is a legal, valid and binding obligation of each of such Vendor and the Corporation, enforceable against such Vendor or the Corporation, as the case may be, by the Purchaser in accordance with its terms, except only to the extent that such enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

Section 3.3 No Other Agreements to Purchase: No person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from such Vendor of any of the Purchased Shares.

Section 3.4 Authorized and Issued Capital: The authorized capital of the Corporation on the Closing Date will consist of an unlimited number of Common Shares, of which 140 Common Shares (and no more) will have been duly issued and be outstanding as fully paid and non-assessable. The Corporation having redeemed prior to the Closing Date any other shares at a price of $1.00 per share.

Section 3.5 Options: No person, firm or corporation has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement, including convertible securities, warrants or convertible obligations of any nature, for the purchase, subscription, allotment or issuance of any unissued shares or other securities of the Corporation and its Subsidiaries.

Section 3.6 Ownership of Purchased Shares: Such Vendor is the beneficial owner of record of the Purchased Shares listed opposite the name of such Vendor in Schedule "1" hereto, with good and marketable title thereto, free and clear of all Encumbrances and, without limiting the generality of the foregoing, none of such Purchased Shares are subject to any voting trust, shareholder agreement or voting agreement. Upon completion of the transactions contemplated by this Agreement, all of the Purchased Shares listed opposite the name of such Vendor in Schedule "1" hereto will be owned by the Purchaser as the beneficial owner of record, with a good and marketable title thereto (except for such Encumbrances as may have been granted by the Purchaser or such Purchased Shares that have been sold by the Purchaser).

Section 3.7 Subsidiaries: The Corporation does not own and does not have any agreements of any nature to acquire, directly or indirectly, any shares in the capital of or other equity or proprietary interests in any person, firm or corporation, and the Corporation does not have any agreements to acquire or lease any other business operations, except for the Subsidiaries listed in
Schedule 24.

Section 3.8 No Violation: The execution and delivery of this Agreement by such Vendor and the consummation of the transactions herein provided for will not result in either:

                 (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of such Vendor or the Corporation under:

                                  (i)      any Contract to which the Vendor or
                                           the Corporation is a party or by
                                           which any of them is, or either of
                                           their properties are, bound;

                                  (ii)     any provision of the constating
                                           documents, by-laws or resolutions of
                                           the board of directors (or any
                                           committee thereof) or shareholders
                                           of the Vendor (if a corporation) or
                                           the Corporation;

                                  (iii) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Vendor or the Corporation;

                                  (iv)     any licence, permit, approval,
                                           consent or authorization held by the
                                           Vendor or the Corporation or
                                           necessary to the ownership of the
                                           Purchased Shares or the operation of
                                           the Business; or

                                  (v)      any applicable law, statute,
                                           ordinance, regulation or rule; or

                 (b) the creation or imposition of any Encumbrance on any of the Purchased Shares or any of the property or assets of the Corporation.

Section 3.9 Business of the Corporation: The Business is the only business operation carried on by the Corporation, and the property and assets owned or leased by the Corporation are sufficient to carry on the Business. During the two years preceding the date of this Agreement, there has not been any significant interruption of operations (being an interruption of more than one day) of the Business due to inadequate maintenance of any of the property and assets owned and used by the Corporation. With the exception of inventory in transit, all the tangible assets of the Corporation are situate at the locations set out in Schedule 4.

Section 3.10 Title to Personal and Other Property: The property and assets of the Corporation (other than the Real Property and the Leased Property) are owned beneficially by the Corporation as the beneficial owner thereof with a good and marketable title thereto, free and clear of all Encumbrances other than the Permitted Encumbrances.

Section 3.11 Location of Real Property: Schedule 5 sets forth a municipal address and a complete and accurate legal description of all the Real Property owned by the Corporation (the "Real Property") and leased by the Corporation (the "Leased Property"). The Corporation does not own or lease and has not agreed to acquire or lease any real property or interest in real property other than the Real Property and the Leased Property.

Section 3.12 Title to Real Property: The Corporation has the exclusive right to possess, use and occupy, and has good and marketable title in fee simple to, all the Real Property, free and clear of all Encumbrances, easements or other restrictions of any kind other than Permitted Encumbrances. All buildings, structures, improvements and appurtenances situated on the Real Property or the Leased Property are in good operating condition and in a state of good maintenance and repair, are adequate and suitable for the purposes for which they are currently being used and the Corporation has adequate rights of ingress and egress for the operation of the Business in the ordinary course. None of such buildings, structures, improvements or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any federal, provincial or municipal law, ordinance, rule or regulation, or encroaches on any property owned by others. Without limiting the generality of the foregoing:

                 (a) the Real Property, the Leased Property, the current uses thereof and the conduct of the Business comply with all regulations, statutes, enactments, laws and by-laws including, without limitation, those dealing with zoning, parking, access, loading facilities, landscaped areas, building construction, fire and public health and safety and Environmental Laws; and

                 (b) the Permitted Encumbrances constitute all of the Encumbrances, agreements, indentures and other matters that affect the Real Property or the Leased Property.

Section 3.13 Real Property Leases: The Corporation is not a party to any lease or agreement in the nature of a lease in respect of any real property, whether as lessor or lessee, other than the leases (the "Leases") described in
Schedule 5 relating to the Leased Property. Schedule 5 sets out the parties to each of the Leases, their dates of execution and expiry dates, any options to renew, the locations of the leased lands and premises and the rent payable thereunder. Except as described in Schedule 5, the Corporation occupies the Leased Property and has the exclusive right to occupy and use the Leased Property. Each of the Leases is in good standing and in full force and effect without amendment thereto, and neither the Corporation nor any other party thereto is in breach of any covenants, conditions or obligations contained therein. The Vendor has provided a true copy of each Lease to the Purchaser.

Section 3.14     INTENTIONALLY OMITTED

Section 3.15     INTENTIONALLY OMITTED

Section 3.16     INTENTIONALLY OMITTED

Section 3.17 Insurance: Schedule 7 sets out all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by the Corporation on its property and assets or personnel as of the date hereof and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the property and assets of the Corporation. The Corporation is not in default with respect to any of the provisions contained in any such insurance policy and has not failed to give any notice or present any claim under any such insurance policy in a due and timely fashion. The Corporation has provided to the Purchaser a true copy of each insurance policy referred to in Schedule 7.

Section 3.18 No Expropriation: No property or asset of the Corporation has been taken or expropriated by any federal, provincial, state, municipal or other authority nor has any notice or proceeding in respect thereof been given or commenced nor is the Vendor or the Corporation aware of any intent or proposal to give any such notice or commence any such proceeding.

Section 3.19 Agreements and Commitments: Except as described on Schedules 5, 6, 8, 17, 19, and 21, the Corporation is not a party to or bound by any Contract relating to the property, assets, Business or operations of the Corporation, including, without limiting the generality of the foregoing:

                 (a) any distributor, sales, advertising, agency or manufacturer's representative Contract;

                 (b)      INTENTIONALLY OMITTED

                 (c) any continuing Contract for the purchase of materials, supplies, equipment or services other than in the ordinary course of business;

                 (d) any employment or consulting Contract or any other written Contract with any officer, employee or consultant other than oral Contracts of indefinite hire terminable by the employer without cause on reasonable notice;

                 (e) any profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or consultant or other than as provided for in the employment agreements contemplated herein;

                 (f) any trust indenture, mortgage, promissory note, loan agreement, guarantee or other Contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with generally accepted accounting principles;

                 (g) any Contract for capital expenditures other than in the ordinary course of business;

                 (h)      INTENTIONALLY OMITTED

                 (i) any Contract pursuant to which the Corporation is a lessor of any machinery, equipment, office furniture, fixtures or other personal property except for the motor vehicles listed in Schedule 27;

                 (j) any confidentiality, secrecy or non-disclosure Contract (whether the Corporation is a beneficiary or obligor thereunder) relating to any proprietary or confidential information or any non-competition or similar Contract other than in the ordinary course of business;

                 (k)      INTENTIONALLY OMITTED

                 (l) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other person (except for cheques endorsed for collection) other than guarantees in favour of Subsidiaries provided in the ordinary course of business and as provided for in the joint venture agreement dated the 22nd day of November 1990 among PCL Industrial Constructors Inc., Aker Stord a.s., Steen Contractors Ltd. and Becker Contractors Ltd. (the "PASSB Joint Venture Agreement");

                 (m)      INTENTIONALLY OMITTED

                 (n) any Contract entered into by the Corporation other than in the ordinary course of the Business.

                          The Corporation has performed all of the obligations
required to be performed by it and is entitled to all benefits under, and is not in default or alleged to be in default in respect of, any Contract relating to the Business to which it is a party or by which it is bound; all such Contracts are in good standing and in full force and effect, and no event, condition or occurrence exists that, after notice or lapse of time or both, would constitute a default under any of the foregoing. The Vendor has provided to the Purchaser a true and complete copy of each Contract listed or described on Schedules 5, 6, 8,17 and 19 and all amendments thereto.

Section 3.20 Compliance with Laws, Governmental Authorization: To the best of the knowledge of the Corporation, the Corporation has complied with all laws, statutes, ordinances, regulations, rules, judgments, decrees or orders applicable to the Business or the Corporation, except for acts of non-compliance which are in the aggregate not material. Schedule 9 sets out a complete and accurate list of all licences, permits, approvals, consents, certificates, registrations and authorizations (whether governmental, regulatory or otherwise) (the "Licences") held by or granted to the Corporation, and there are no other licences, permits, approvals, consents, certificates, registrations or authorizations necessary to carry on the Business or to own or lease any of the property or assets utilized by the Corporation. Each Licence is valid, subsisting and in good standing and the Corporation is not in default or breach of any Licence and, to the knowledge of the Vendor, no proceeding is pending or threatened to revoke or limit any Licence. The Vendor has provided a true and complete copy of each Licence and all amendments thereto to the Purchaser.

Section 3.21 Consents and Approvals: There is no requirement to make any filing with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, licences, permits, certificates, registrations, consents and approvals described in Schedule 10 or that relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser. There is no requirement under any Contract relating to the Business or the Corporation to which the Vendor or the Corporation is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement except for the notifications, consents and approvals described in Schedule 11.

Section 3.22 Financial Statements: The Audited 1994 Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods, are correct and complete and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Corporation as at the date thereof and the sales, earnings and results of operations of the Corporation for the respective period covered by the Audited 1994 Financial Statements.

Section 3.23 Books and Records: The books and records of the Corporation fairly and correctly set out and disclose in accordance with generally accepted accounting principles the financial position of the Corporation as at the date hereof and all financial transactions of the Corporation have been accurately recorded in such books and records.

Section 3.24 Absence of Changes: Since the date of the Audited 1994 Financial Statements, the Corporation has carried on the Business and conducted its operations and affairs only in the ordinary and normal course consistent with past practice and there has not been:

                 (a) any material adverse change in the condition (financial or otherwise), assets, liabilities, operations, earnings, business or prospects of the Corporation;

                 (b) any damage, destruction or loss (whether or not covered by insurance) materially affecting the property or assets of the Corporation;

                 (c) any material obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Corporation, other than those incurred in the ordinary and normal course and consistent with past practice;

                 (d) any material payment, discharge or satisfaction of any material Encumbrance, liability or obligation of the Corporation (whether absolute, accrued, contingent or otherwise, and whether due or to become due) other than payment of accounts payable and tax liabilities incurred in the ordinary course of business consistent with past practice;

                 (e) any issuance or sale by the Corporation, or any Contract entered into by the Corporation, for the issuance or sale by the Corporation, of any shares in the capital of or securities convertible into or exercisable for shares in the capital of the Corporation;

                 (f) any labour trouble materially adversely affecting the Corporation;

                 (g) any licence, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any property or assets of the Corporation, other than sales of inventory to customers in the ordinary and normal course of the Business;

                 (h) any material write-down of the value of any inventory or any write-off as uncollectible of any accounts or notes receivable or any portion thereof of the Corporation in amounts exceeding $100,000 in the aggregate;

                 (i) any cancellation of any debts or claims or any amendment, termination or waiver of any rights of value to the Corporation in amounts exceeding $10,000 in each instance or $100,000 in the aggregate;

                 (j) any general increase in the compensation of employees of the Corporation (including, without limitation, any increase pursuant to any Employee Plan or commitment), or any increase in any such compensation or bonus payable to any officer, employee, consultant or agent thereof or the execution of any employment contract with any officer or employee or the making of any loan to, or engagement in any transaction with, any employee, officer or director of the Corporation except as disclosed in Schedule 28;

                 (k) any capital expenditures or commitments of the Corporation in excess of $50,000 in the aggregate;

                 (l) any forward purchase commitments in excess of the requirements of the Corporation for normal operating inventories or at prices higher than the current market prices; or

                 (m) any forward sales commitments other than in the ordinary and normal course of the Business or any failure to satisfy any accepted order for goods or services.

Section 3.25 Taxes and Governmental Remittances: The Corporation has duly filed on a timely basis all governmental reports and returns, including, without limitation, income tax, employer health tax, commodity tax reports and returns, customs duties and sales tax returns required to be filed by it in relation to its business and has duly paid or remitted all taxes and governmental fees and charges, including, without limitation, income taxes, retail sales taxes, goods and services taxes, employee remuneration withholding taxes and deductions, health taxes, workers' compensation charges, Canada Pension and unemployment insurance premiums and other similar taxes and fees, which are due and payable and provision has been made for such payments payable for the current period for which reports and returns are not yet required to be filed and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any report or return by, or payment of any tax, governmental charge or deficiency and there are no actions, suits, proceedings, investigations or claims now threatened or pending against the Corporation in respect of taxes, governmental charges or assessments, or any matters under discussion with any governmental authority relating to taxes, governmental charges or assessments asserted by any such authority. The Corporation has withheld from each payment made to any of its past or present employees, officers or directors, and to any non-resident of Canada, the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper tax or other receiving officers within the time required under any applicable legislation. The Corporation has remitted to the appropriate tax authority when required by law to do so all amounts collected by it on account of GST. The Canadian federal income tax liability of the Corporation has been assessed by Revenue Canada for all fiscal years up to and including the fiscal year ended December 31, 1993 and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of any tax, governmental charge or deficiency against, the Corporation. The Vendor has provided to the Purchaser a true copy of all tax returns filed by the Corporation in respect of the five last completed fiscal years of the Corporation as well as a tax return filed by the Corporation for the year ended December 31, 1994.

Section 3.26 Litigation: Except as described in Schedule 12, there are no actions, suits or proceedings (whether or not purportedly on behalf of the Corporation) pending or, to the knowledge of such Vendor or the Corporation, after due inquiry, threatened against or affecting, the Corporation at law or in equity, or before or by any federal, provincial, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or by or before an arbitrator or arbitration board. Neither the Vendor nor the Corporation is aware of any ground on which any such action, suit or proceeding might be commenced with any reasonable likelihood of success.

Section 3.27 Residency: Such Vendor is a resident of Canada for the purposes of the Tax Act.

Section 3.28 Accounts and Attorneys: Schedule 13 sets forth a true and complete list showing:

                 (a) the name of each bank, trust company or similar institution in which the Corporation has accounts or safe deposit boxes, the number or designation of each such account and safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and

                 (b) the name of each person, firm, corporation or business organization holding a general or special power of attorney from the Corporation and a summary of the terms thereof.

Section 3.29 Directors and Officers: Schedule 14 sets forth the names and titles of all the officers and directors of the Corporation.

Section 3.30 Dividends: Since the date of the Audited 1994 Financial Statements the Corporation has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and has not, directly or indirectly, redeemed, purchased or otherwise acquired any of its outstanding shares of any class or agreed to do so.

Section 3.31 Non-Arm's Length Transactions: The Corporation has not since the date of the Audited 1994 Financial Statements made any payment or loan to, or borrowed any moneys from or is otherwise indebted to, any officer, director, employee, shareholder or any other person not dealing at arm's length with the Corporation (within the meaning of the Tax Act), except as disclosed in the Audited 1994 Financial Statements and in Schedule 15 and except for usual officer, director and employee reimbursements as compensation paid in the ordinary and normal course of the Business. Except for Contracts of employment, the Corporation is not a party to any Contract with any officer, director, employee, shareholder or any other person not dealing at arm's length with the Corporation (within the meaning of the Tax Act). No officer, director or shareholder of the Corporation and no entity that is an Affiliate or Associate of one or more of such individuals:

                 (a) owns, directly or indirectly, any interest in (except for shares representing less than one per cent of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any person which is, or is engaged in business as, a competitor of the Business or the Corporation or a lessor, lessee, supplier, distributor, sales agent or customer of the Business or the Corporation;

                 (b) owns, directly or indirectly, in whole or in part, any property that the Corporation uses in the operation of the Business; or

                 (c) has any cause of action or other claim whatsoever against, or owes any amount to, the Corporation in connection with the Business, except for any liabilities reflected in the Audited Financial Statements and claims in the ordinary and normal course of business, such as for accrued vacation pay and accrued benefits under the Employee Plans.

Section 3.32     Environmental:

                 (a)      For the purpose of this Section 3.32:

                          (i) "Governmental Authority" means any federal, provincial, state, regional or municipal political subdivision or agency thereof and any entity or person exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government;

                          (ii) "Hazardous Substance" means any substance or material that is prohibited, controlled or regulated by any Governmental Authority including, without limitation, any contaminant, pollutant, dangerous substance, toxic substance, designated substance, controlled product, hazardous waste, subject waste, hazardous material, dangerous good or petroleum, its derivatives, by-products or other hydrocarbons, all as defined in or pursuant to any Laws, Regulations, or Orders;

                          (iii) "Laws" means all applicable laws, including statutes or ordinates of any Governmental Authority in effect on the date thereof, relating to environmental, occupational health and safety, workers' compensation or transportation matters;

                          (iv) "Notice" means any written citation, Order, claim, litigation, investigation, proceeding, judgement, letter or other written communication actual or, to the best of the knowledge and belief of the Vendors, threatened, from any personal, including Governmental Authority;

                          (v) "Orders" means all applicable orders, decisions, directives, directions or the like rendered in writing by any Governmental Authority as in effect on the date thereof;

                          (vi) "Permits" means all permits, licenses, certificates, approvals, authorizations, registrations or the like issued pursuant to any Laws or Regulations by any Governmental Authority;

                          (vii) "Regulations" means all rules, regulations or the like as in effect on the date thereof promulgated under or pursuant to any Laws;

                          (viii) "Release" includes release, discharge, add, deposit, emit, spill, leak, pump, pour, empty, inject, escape, leach, migrate, disperse, dispose or dump; and

                          (ix) "Remedial Action" means any remediation, clean-up, alteration or other corrective action or work relating to the operations of the Business;

                 (b) Except as described in Schedule 16, the Business has been operated and the Corporation has been and is in compliance in all material respects with all Laws, Regulations, Orders and Permits and neither such Vendor nor the Corporation has ever received any Notice of material non-compliance or knows of any facts which could give rise to a Notice of material non-compliance under any Laws, Regulations, Orders or Permits;

                 (c) The Corporation has obtained all Permits required for the operation of the Business. Each Permit is valid, subsisting and in good standing and the Corporation is not in default or breach of any Permit and no proceeding is pending, or threatened, to revoke or limit any Permit;

                 (d) Neither such Vendor nor the Corporation has ever used any of the assets of the Corporation, or permitted them to be used, to generate, manufacture, refine, treat, transport, store, handle, dispose, transfer, produce or process Hazardous Substances, except in material compliance with all existing Laws, Regulations, Orders and Permits;

                 (e) Such Vendor and the Corporation have never received any notice of, nor been prosecuted for an offence alleging, non-compliance with any Laws, Regulations, Orders or Permits and neither such Vendor nor the Corporation has settled any allegation on noncompliance short of prosecution. There are no orders or directions relating to environmental matters requiring any work, repairs, construction or capital expenditures with respect to the Business or any property of the Corporation, nor has the Corporation received notice of any of the same;

                 (f) The Corporation has not caused or permitted, nor does it have any knowledge of, the Release, in any manner whatsoever, of any Hazardous Substance on or from any of its properties (including any of the Leased Property) or assets or any property or facility that it previously owned or leased, or any such release on or from a facility owned or operated by third parties but with respect to which the Corporation is or may reasonably be alleged to have liability;

                 (g) All Hazardous Substances and all other wastes and other materials and substances ever used in whole or in part by the Corporation or resulting from the Business have been disposed of, treated and stored in compliance with all Environmental Laws; and

                 (h) There have been no claims or any other legal or administrative actions, actual or, to the best of such Vendors' knowledge and belief, pending or threatened and which could or did result in an action or claim against the Corporation or such Vendor by any of the employees or former employees of the Business or their respective dependents, heirs or legal personal representatives under any applicable Laws, Regulations or Orders except as listed and described in Schedule 16.

Section 3.33 Employee Plans: Schedule 17 identifies each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit that is maintained or otherwise contributed to, or required to be contributed to, by the Corporation for the benefit of employees or former employees of the Corporation (individually a "Plan" and collectively the "Plans"). With respect to the Plans, the Corporation has delivered to the Purchaser copies, as amended to the date hereof, of: (i) the Plan documents and, where applicable, related trust and other funding agreements, and any related agreements which are in writing, all written interpretations thereof and written descriptions thereof which have been distributed to employees; (ii) existing summary plan descriptions; (iii) Revenue Canada Customs, Excise and Taxation, Pension Commission of Ontario and other regulatory authority letters relating to each Plan, where applicable;
(iv) copies of the most recent actuarial evaluations filed with the regulatory authorities in respect of the Pension Plans; (v) to the extent required to be filed, the most recent Annual Information Return (Form 2 and accompanying Schedules for each Plan and applicable financial statements) and Statement of Investment Policies and Goals with accompanying Investment Policy Return as filed with the Pension Commission of Ontario; (v) audited financial statements, if any; and (vi) a description of any Plan which is not in writing, and the information contained in such documents and descriptions is true and correct in all material respects. No material changes have occurred which would affect the actuarial or financial statements required to be provided by the Corporation to the Purchaser hereunder. Each Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Plan. Except as described in Schedule 17:

                 (a) All of the Pension Plans are fully funded on a going concern basis, a solvency basis and an accounting basis, in accordance with the provisions of such Pension Plans, Applicable Legislation, generally accepted accounting rules and generally accepted actuarial practice;

                 (b) There have been no investments of "pension fund" assets contrary to Applicable Legislation nor has there been any transfer of assets or other payment of money out of a "pension fund" other than in accordance with Applicable Legislation. All investments and transfers of pension fund assets have been in full compliance with the terms of the Pension Plan and related trust or other funding agreements;

                 (c) The Corporation does not maintain any Plan providing post-retirement benefits other than pension benefits provided under the Pension Plans registered in accordance with Applicable Legislation. The Corporation is not currently liable for post-retirement benefits with respect to the Business under any Plan which has been wound up and is not now maintained by the Corporation;

                 (d) No notice has been received by the Corporation of any complaints or other proceedings of any kind involving the Corporation or, to the Vendor's or the Corporation's knowledge, any of the employees of the Corporation before any pension board or committee relating to any Plan or to the Corporation;

                 (e) There is no agreement affecting any of the Plans that requires or permits a retroactive increase in premiums or payments due thereunder;

                 (f) The Corporation shall continue to administer each of the Plans in accordance with their terms and all Applicable Legislation; and

                 (g) The assets of each Plan are at least equal to the liabilities of such Plans based on the actuarial assumptions utilized in the most recent valuation performed by the actuary for such Plan, and neither the Purchaser nor any of its Associates or Affiliates (other than the Corporation) will incur any liability with respect to any Plan as a result of the transactions contemplated by this Agreement.

Section 3.34 Collective Agreements: Except as described in Schedule 17, the Corporation has not made any Contracts with any labour union or employee association nor made commitments to or conducted negotiations with any labour union or employee association with respect to any future agreements and, except as set out in Schedule 17, neither the Vendor nor the Corporation is aware of any current attempts to organize or establish any labour union or employee association with respect to any employees of the Corporation, nor is there any certification of any such union with regard to a bargaining unit.

Section 3.35 Employees: Schedule 17 contains a complete and accurate list of the names of all individuals who are salaried employees of the Corporation specifying the length of service, age, title, rate of salary and commission structure for each such employee.

                 No notice has been received by the Corporation of any complaint filed by any of the employees against the Corporation claiming that the Corporation has violated the Employment Standards Act (Ontario) or the Human Rights Code (Ontario) (or any applicable employee or human rights or similar legislation in the other jurisdictions in which the Business is conducted or the Corporation operates) or of any complaints or proceedings of any kind involving the Corporation or, to such Vendor's and the Corporation's knowledge, after due inquiry, any of the employees of the Corporation before any labour relations board, except as disclosed in Schedule 17. There are no outstanding orders or charges against the Corporation under the Occupational Health and Safety Act (Ontario) (or any applicable health and safety legislation in the other jurisdictions in which the Business is conducted). All levies, assessments and penalties made against the Corporation pursuant to the Workers' Compensation Act (Ontario) (and any applicable workers' compensation legislation in the other jurisdictions in which the Business is conducted) have been paid by the Corporation and the Corporation has not been reassessed under any such legislation during the past years.

Section 3.36 Employee Accruals: All accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of the Corporation.

Section 3.37 Customers and Suppliers: Schedule 18 sets out the major customers of the Corporation (being those customers of the Corporation accounting for more than 5% of sales for the period 1993 to December 31, 1994 and there has been no termination or cancellation of, and no modification or change in, the Corporation's business relationship with any major customer or group of major customers. The Corporation has no reason to believe that the benefits of any relationship with any of the major customers or suppliers of the Corporation will not continue after the Closing Date in substantially the same manner as prior to the date of the Agreement.

Section 3.38 Product Warranties: Schedule 19 is a complete list of all express, written warranties given to purchasers of products or services supplied by the Corporation.

Section 3.39 Attached as Schedule 25 hereto is a true copy of the PASSB Joint Venture Agreement and any amendments thereto along with all guarantees, letters of credit and other material obligations of the Corporation under the PASSB Joint Venture Agreement. Except as disclosed in Schedule 25, the Corporation has fulfilled its material obligations and is not in default under the PASSB Joint Venture Agreement.

Section 3.40 Attached as Schedule 26 hereto is an estimate of the backlog of orders and services contracted for by the Corporation. Attached as Schedule 27 hereto is a list of the leases for motor vehicles entered into by the Corporation.

Section 3.41 Full Disclosure: Neither this Agreement nor any document to be delivered pursuant to this Agreement by such Vendor or the Corporation nor any certificate, report, statement or other document furnished by such Vendor or the Corporation in connection with the negotiation of this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading.

There has been no event, transaction or information that has come to the attention of such Vendor or the Corporation that has not been disclosed to the Purchaser in writing that could reasonably be expected to have a material adverse effect on the assets, business, earnings, prospects, properties or condition (financial or otherwise) of the Corporation.

                 Any reference to the Corporation for the purposes of the representations and warranties provided for in this Article III shall mean the Corporation on a consolidated basis and shall therefore include the Subsidiaries.

                                  ARTICLE FOUR
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                 The Purchaser represents and warrants to the Vendor as follows and acknowledges and confirms that the Vendor is relying on such representations and warranties in connection with the sale by the Vendor of the Purchased Shares:

Section 4.1 Organization: The Purchaser is a corporation incorporated and validly subsisting under the laws of the State of Delaware and it has the corporate power to enter into and deliver this Agreement and perform its obligations hereunder.

Section 4.2 Investment Canada: The Purchaser is a NAFTA Investor within the meaning of the Investment Canada Act (Canada).

Section 4.3 No Violation: The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions provided for herein will not result in the violation of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchaser under:

                 (a) any Contract to which the Purchaser is a party or by which it is bound;

                 (b) any provision of the constating documents or by-laws or resolutions of the board of directors (or any committee thereof) or shareholders of the Purchaser;

                 (c) any judgment, decree, order or award of any court, governmental body or arbitrator having jurisdiction over the Purchaser; or

                 (d) any applicable, law, statute, ordinance, regulation or rule.

Section 4.4 Authorization: This Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Vendor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the enforcement of rights of creditors generally and except that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

Section 4.5 Consents and Approvals: There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any licence, permit, certificate, registration, authorization, consent or approval of, any government or regulatory authority as a condition to the lawful consummation of the transactions contemplated by this Agreement except for the issuance of shares of Common Stock for the remaining 25% of the Purchased Shares. In this regard, the Purchaser covenants and agrees to make application to the appropriate regulatory authority immediately upon being notified by a Vendor that it has elected to receive shares of common stock pursuant to Section 2.3.

                                  ARTICLE FIVE
                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 5.1 Survival of Representations and Warranties of the Vendors: To the extent that they have not been fully performed at or prior to the Time of Closing, the covenants, representations and warranties of each of the Vendors contained in this Agreement and any agreement, instrument, certificate or other document executed or delivered pursuant hereto shall survive the closing of the transactions contemplated hereby until the third anniversary of the Closing Date and, notwithstanding such closing, nor any investigation made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser during such period, except that a claim for any breach of any of the representations and warranties contained in this Agreement or in any agreement, instrument, certificate or other document executed or delivered pursuant hereto involving fraud or fraudulent misrepresentation may be made at any time following the Closing Date, subject only to applicable limitation periods imposed by law.

Section 5.2      Expiry of the Representations and Warranties of the Purchaser:
The representations and warranties of the Purchaser contained in this Agreement or in any document, certificate or undertaking given pursuant hereto shall terminate on the third anniversary of the Closing Date.

                                  ARTICLE SIX
                                   COVENANTS

Section 6.1 Delivery of Books and Records: At the Time of Closing on the Closing Date there shall be delivered to the Purchaser, by the Vendors and the Corporation, all of the books and records of and relating to the Corporation and the Business. The Purchaser agrees that it will preserve the books and records so delivered to it for a period of six years from the Closing Date, or for such longer period as is required by any applicable law, and will permit the Vendors or their respective authorized representatives reasonable access thereto in connection with the affairs of the Vendors relating to such books and records, but the Purchaser shall not be responsible or liable to the Vendors for or as a result of any accidental loss or destruction of or damage to any such books or records.

Section 6.2 Conduct Prior to Closing: Without in any way limiting any other obligations of the Vendors and the Corporation hereunder, during the period from the date hereof to the Time of Closing:

                 (a) Conduct Business in the Ordinary Course. The Vendors shall cause the Corporation to conduct, and the Corporation shall conduct, the Business and the operations and affairs of the Corporation only in the ordinary and normal course of business consistent with past practice, and the Corporation shall not, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action that, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Vendors or the Corporation contained herein, and provided further that the Vendors shall not enter into any material supply arrangements relating to the Corporation or make any material decisions or enter into any material Contracts with respect to the Corporation without the consent of the Purchaser, which consent shall not be unreasonably withheld;

                 (b) Continue Insurance. The Vendors shall cause the Corporation to continue, and the Corporation shall continue, to maintain in full force and effect all policies of insurance or renewals thereof now in effect, shall take out, at the expense of the Purchaser, such additional insurance as may be reasonably requested by the Purchaser and shall give all notices and present all claims under all policies of insurance in a due and timely fashion;

                 (c) Regulatory Consents. The Vendors shall use their best efforts to obtain or cause the Corporation to obtain, and the Corporation shall use its best efforts to obtain, at or prior to the Time of Closing on the Closing Date, from all appropriate federal, provincial, state, municipal or other governmental or regulatory bodies, the licences, permits, consents, approvals, certificates, registrations and authorizations described in Schedule 10;

                 (d) Contractual Consents. The Vendors shall use their best efforts to give or obtain or cause the Corporation to give or obtain, and the Corporation shall use its best efforts to obtain, the notices, consents and approvals described in Schedule 11;

                 (e) Preserve Goodwill. The Vendors shall use their best efforts to preserve, and cause the Corporation to preserve intact, and the Corporation shall use its best efforts to preserve intact, the Business and the property, assets, operations and affairs of the Corporation and to carry on the Business and the affairs of the Corporation as currently conducted, and to promote and preserve for the Purchaser the goodwill of suppliers, customers and others having business relations with the Corporation;

                 (f) Discharge Liabilities. The Vendors shall cause the Corporation to pay and discharge, and the Corporation shall pay and discharge, the liabilities of the Corporation in the ordinary course in accordance and consistent with the previous practice of the Corporation, except those contested in good faith by the Corporation;

                 (g) Corporate Action. The Vendors shall use their best efforts to take and cause the Corporation to take, and the Corporation shall use its best efforts to take, all necessary corporate action, steps and proceedings to approve or authorize, validly and effectively, the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to complete the transfer of the Purchased Shares to the Purchaser and to cause all necessary meetings of directors and shareholders of any corporate Vendors and the Corporation to be held for such purpose; and

                 (h) Best Efforts. The Vendors shall use their best efforts to satisfy the conditions contained in section 7.1.

Section 6.3 Delivery of Documents: The Vendors shall deliver to the Purchaser all necessary transfers, assignments and other documentation reasonably required to transfer the Purchased Shares to the Purchaser with a good and marketable title, free and clear of all Encumbrances, except for Permitted Encumbrances.

Section 6.4      Delivery of Vendors' and Corporation's Corporate and Closing
Documentation: Each corporate Vendor and the Corporation shall deliver to the Purchaser two copies, certified by a senior officer of such Vendor and the Corporation, respectively, dated as of the Closing Date, of the constating documents and bylaws of each of the corporate Vendors and the Corporation and of the resolutions of each of the corporate Vendors and the Corporation authorizing the execution, delivery and performance by such Vendors and the Corporation of this Agreement and any documents to be provided by either of them pursuant to the provisions hereof. The Vendors shall also execute and deliver or cause to be executed and delivered to the Purchaser two copies of such other documents relevant to the closing of the transaction contemplated hereby as the Purchaser, acting reasonably, may request.

Section 6.5 Delivery of Purchaser's Closing Documentation: The Purchaser shall deliver to the Vendors two copies, certified by a senior officer of the Purchaser, dated as of the Closing Date, of its constating documents and by-laws and of the resolution authorizing the execution, delivery and performance by the Purchaser of this Agreement and any documents to be provided by it pursuant to the provisions hereof. The Purchaser shall also execute and deliver or cause to be executed and delivered two copies of each of such other documents relevant to the closing of the transactions contemplated hereby as the Vendors, acting reasonably, may request.

                                 ARTICLE SEVEN
                             CONDITIONS OF CLOSING

Section 7.1 Conditions of Closing in Favour of the Purchaser: The sale and purchase of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be fulfilled or performed at or prior to the Time of Closing on the Closing Date (or on the next ensuing Business Day, as applicable):

                 (a) Representations and Warranties. The representations and warranties of each of the Vendors contained in this Agreement shall be true and correct in all material respects at each such Time of Closing, with the same force and effect as if such representations and warranties were made at and as of such time, and certificates of each Vendor and of the President and Vice-President, Finance of the Corporation dated the Closing Date to that effect shall have been delivered to the Purchaser, such certificates to be in form and substance satisfactory to the Purchaser, acting reasonably;

                 (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Vendors and the Corporation at or before the Time of Closing shall have been complied with or performed in all material respects and certificates of each of the Vendors and the President and the Vice-President, Finance of the Corporation dated the Closing Date to that effect shall have been delivered to the Purchaser, such certificates to be in form and substance satisfactory to the Purchaser, acting reasonably;

                 (c) Regulatory Consents. There shall have been obtained, from all appropriate federal, provincial, municipal or other governmental or administrative bodies, such licences, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by the Vendors to permit the change of ownership of the

                          Purchased Shares contemplated hereby including, without limitation, those described in Schedule 10;

                 (d) Contractual Consents. The Vendors shall have given or obtained the notices, consents and approvals described in Schedule 11, in each case in form and substance satisfactory to the Purchaser, acting reasonably;

                 (e) Material Adverse Change. There shall have been no material adverse changes in the condition (financial or otherwise), assets, liabilities, operations, earnings, business or prospects of the Corporation since the date of the Audited 1994 Financial Statements;

                 (f) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares contemplated hereby;

                 (g) No Material Damage. No material damage by fire or other hazard to the whole or any material part of the property or assets of the Corporation shall have occurred from the date hereof to the Time of Closing;

                 (h) Legal Matters. All actions, proceedings, instruments and documents required to implement this Agreement, or instrumental thereto, and all legal matters relating to the purchase of the Purchased Shares, shall have been approved as to form and legality by Smith, Lyons, Torrance, Stevenson & Mayer, Barristers and Solicitors, counsel for the Purchaser, acting reasonably;

                 (i)      Non-Competition Agreements.  The Vendors listed in
                          Schedule 20 and the individuals holding de facto or de jure control of any of such Vendors which are corporations, shall have executed and delivered to the Purchaser a non-competition agreement in the form of the non-competition agreement contemplated in this Agreement or in the Employment Agreement.

                 (j)      Employment Agreements.  The Vendors listed in
                          Schedule 21 shall have executed and delivered to the Purchaser employment agreements in the form of the employment agreements annexed hereto as Schedule 21;

                 (k) Legal Opinion. The Corporation (at the cost of the Vendors) shall have delivered to the Purchaser a favourable opinion of Stikeman, Elliott, counsel to the Corporation, in the form annexed hereto as
                          Schedule 22;

                 (l) Resignation of Directors and Officers. Such directors and officers of the Corporation as the Purchaser may specify shall have resigned in favour of nominees of the Purchaser effective as of the Time of Closing on the Closing Date; and

                 (m) Release by Vendors, Directors and Officers. The Vendors and such directors and officers of the Corporation as the Purchaser may specify shall have executed and delivered, at the Time of Closing on the Closing Date, releases in favour of the Corporation in the form annexed hereto as Schedule 23.

                          If any of the conditions contained in this section
7.1 shall not be performed or fulfilled at or prior to the Time of Closing on the Closing Date (or on the first or second anniversary thereof, as applicable) to the satisfaction of the Purchaser, acting reasonably, the Purchaser may, by notice to the Vendors, terminate this Agreement and the obligations of the Vendors and the Purchaser then remaining under this Agreement, other than the obligations contained in sections 10.3, 10.4 and 10.5, provided that the Purchaser may also bring an action pursuant to Article IX against the Vendors, or any of them as may be appropriate, for damages suffered by the Purchaser where the nonperformance or non-fulfilment of the relevant condition is as a result of a breach of covenant, representation or warranty by any or all of the Vendors. Any such condition may be waived in whole or in part by the Purchaser without prejudice to any claims it may have for breach of covenant, representation or warranty.

Section 7.2 Conditions of Closing in Favour of the Vendors: The purchase and sale of the Purchased Shares is subject to the following terms and conditions for the exclusive benefit of the Vendors, to be fulfilled or performed at or prior to the Time of Closing on the Closing Date:

                  (a) Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at the Time of Closing on the Closing Date, with the same force and effect as if such representations and warranties were made at and as of such time, and a certificate of the President and the Vice-President, Finance of the Purchaser dated the Closing Date to that effect shall have been delivered to the Vendors, such certificate to be in form and substance satisfactory to the Vendors, acting reasonably;

                 (b) Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Time of Closing on the Closing Date shall have been complied with or performed in all material respects and a certificate of the President or the Chairman of the Purchaser dated the Closing Date to that effect shall have been delivered to the Vendors, such certificate to be in form and substance satisfactory to the Vendors, acting reasonably;

                 (c) Consulting Agreements. The Corporation shall have executed and delivered to the Vendors listed in
                          Schedule 21 management consulting agreements in the form of the agreements annexed hereto as Schedule 21.

                 (d) No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any person to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares contemplated hereby; and

                 (e) Legal Matters. All actions, proceedings, instruments and documents required to implement this Agreement, or instrumental thereto, shall have been approved as to form and legality by Stikeman, Elliott, counsel for the Vendors, acting reasonably.

                          If any of the conditions contained in this section
7.2 shall not be performed or fulfilled at or prior to the Time of Closing on the Closing Date to the satisfaction of the Vendors, acting reasonably, all (but not less than all) of the Vendors may, by notice to the Purchaser, terminate this Agreement and the obligations of the Vendors and the Purchaser then remaining under this Agreement, other than the obligations contained in sections 10.3, 10.4 and 10.5, provided that the Vendors may also bring an action pursuant to Article IX against the Purchaser for damages suffered by the Vendors where the nonperformance or non-fulfilment of the relevant condition is as a result of a breach of covenant, representation or warranty by the Purchaser. Any such condition may be waived in whole or in part by the Vendors without prejudice to any claims it may have for breach of covenant, representation or warranty.

                                 ARTICLE EIGHT
                              CLOSING ARRANGEMENTS

Section 8.1 Place of Closing: All closings of the transactions contemplated by this Agreement shall take place at the Time of Closing on the Closing Date, the first or second anniversary thereof, or the next ensuing Business Days, as applicable, at the offices of Messrs. Smith, Lyons, Torrance, Stevenson & Mayer, local Ontario agents for counsel for the Purchaser, Toronto, Ontario or such other location as the parties agree.

Section 8.2 Transfer: At each applicable Time of Closing, upon fulfilment of all the conditions set out in Article VII that have not been waived in writing by the Purchaser or the Vendors, the Vendors shall deliver to the Purchaser certificates respecting all the Purchased Shares which are then being purchased and sold, duly endorsed in blank for transfer, with all exigible security transfer taxes paid, and will cause transfers of such shares to be duly and regularly recorded in the name of the Purchaser, or its nominee(s), and will cause a meeting of the board of directors of the Corporation to be held, at which the directors and officers of the Corporation specified by the Purchaser will resign in favour of nominees of the Purchaser whereupon, subject to all other terms and conditions hereof being complied with, payment of the portion of the Purchase Price which is then payable shall be paid and satisfied, and/or any shares in the capital stock of the Purchaser which any of the Vendors have elected to receive rather than cash shall be issued, in the manner provided in Article II.

Section 8.3 Further Assurances: Each party to this Agreement covenants and agrees that, from time to time subsequent to the Closing Date, it will, at the request and expense of the requesting party, execute and deliver all such documents, including, without limitation, all such additional conveyances, transfers, consents and other assurances and do all such other acts and things as any other party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.

                                  ARTICLE NINE
                                INDEMNIFICATION

Section 9.1 Indemnification by the Vendors: Each of the Vendors and, in the case of each of the Vendors that is a corporation, the Principal thereof listed in Schedule 1B opposite the name of such corporate Vendor severally agrees to indemnify and save harmless the Purchaser from all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with:

                 (a) any breach by such Vendor or the Corporation of or any inaccuracy of any representation or warranty of such Vendor contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto (provided that the Vendor shall not be required to indemnify or save harmless the Purchaser in respect of any breach or inaccuracy of any representation or warranty unless the Purchaser shall have provided notice to the Vendor in accordance with section 9.3 on or prior to the expiration of the applicable time period related to such representation and warranty set out in section 5.1);

                 (b) any breach or non-performance by such Vendor or the Corporation of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

                 (c) all debts, liabilities or contracts whatsoever (whether accrued, absolute, contingent or otherwise) of the Corporation existing at the Time of Closing on the Closing Date, including any liabilities for federal, provincial, sales, excise, income, corporate or other taxes of the Corporation for any period up to and including the Time of Closing on the Closing Date, and not disclosed on, provided for or included in the balance sheets forming part of the Audited 1994 Financial Statements, except those liabilities:

                         (i) disclosed in this Agreement or any Schedule hereto; or

                        (ii) accruing or incurred subsequent to the date of Audited 1994 Financial Statements in the ordinary course of the Business; or

                       (iii) accruing or incurred due to any action taken by the Corporation after the Closing Date, including without limitation the changing of the Fiscal Year End of the Corporation or the changing of the method or reporting income by the Corporation.

                          In the case of the Vendors being liable to indemnify the Purchaser pursuant to paragraph 9.1(c) above as a result of any tax reassessment, such liability shall be net of any consequential reassessment in any other taxation year (including a taxation year subsequent to the Time of Closing on the Closing
                          Date) that reduces the taxable income in that other year by the amount of the taxable income so reassessed in the period up to and including the Time of Closing on the Closing Date.



Section 9.2 Indemnification by the Purchaser: The Purchaser agrees to indemnify and save harmless the Vendors from all Losses suffered or incurred by the Vendors, or any of them, as a result of or arising directly or indirectly out of or in connection with:

                 (a) any breach by the Purchaser of or any inaccuracy of any representation or warranty contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto; and

                 (b) any breach or non-performance by the Purchaser of any covenant to be performed by it that is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto.

Section 9.3 Notice of Claim: In the event that a party (the "Indemnified Party") shall become aware of any claim, proceeding or other matter (a "Claim") in respect of which another party (the

"Indemnifying Party") agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a "Third Party Claim") or whether the Claim does not so arise (a "Direct Claim"), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.

                 If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

Section 9.4 Direct Claims: With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

Section 9.5 Third Party Claims: With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party's out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel or unless the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any person (a "Third Party") with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount that was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

Section 9.6 Settlement of Third Party Claims: If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

Section 9.7 Co-operation: The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

Section 9.8 Exclusivity: The provision of this Article IX shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article IX.

Section 9.9 Limitation: The Indemnifying Party shall not be obligated to make any indemnification payment hereunder to the Indemnified Party in respect of: (i) any Claim or Loss to the extent such Claim or Loss, aggregated with other losses which the Indemnified Party is entitled to receive indemnification, exceeds the Purchase Price; (ii) unless such Loss, individually or in the aggregate with other Claims and Losses, exceeds $100,000, in which case the Indemnifying Party shall, subject to the limitation set out in (i) above, be responsible only for the amount in excess of $100,000; and (iii) any Claim made after the third anniversary of the Closing Date.


                                  ARTICLE TEN
                                 MISCELLANEOUS

Section 10.1 Confidentiality of Information: In the event that the transactions contemplated herein are not consummated for any reason, the Purchaser covenants and agrees that, except as otherwise authorized by the Vendors or required by applicable laws, policies or regulations, neither the Purchaser nor its representatives, agents or employees will disclose to third parties, directly or indirectly, any confidential information or confidential data relating to the Corporation or the Business discovered by the Purchaser or its representatives as a result of the Vendors and the Corporation making available to the Purchaser and its representatives the information requested by them in connection with the transactions contemplated herein.

Section 10.2     Notices:

           (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by telecopy or similar means of recorded electronic communication or sent by registered mail, charges prepaid, addressed as follows:

                          (i) if to the Vendors, to their respective addresses as set out in Schedule "1" to this Agreement (to the attention of the President, in the case of corporate Vendors):

                          (ii)    if to the Purchaser:

                                  500 Rue Notre Dame
                                  Lachine, Quebec
                                  H8S 2B2

                                  Attention:

                                  Telecopier No.: (514) 636-6247

                          (iii)   if to the Corporation:

                                  37 Dufflaw Road
                                  Toronto, Ontario
                                  M6A 2W2

                                  Attention:

                                  Telecopier No.: (416) 787-7412

                 (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day, on the next following Business Day) or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event that might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

                 (c) Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this section 10.2.

Section 10.3 Commissions, etc.: Each of the Vendors agrees to indemnify and save harmless the Purchaser from and against all Losses suffered or incurred by the Purchaser in respect of any commission or other remuneration payable or alleged to be payable to any broker, agent or other intermediary who purports to act or have acted for or on behalf of such Vendor.

Section 10.4 Consultation: The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the transactions contemplated hereby and, except as required by any applicable law or regulatory requirement, neither the Vendors nor the Purchaser shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

Section 10.5 Disclosure: Prior to any public announcement of the transaction contemplated hereby pursuant to section 10.4, neither party shall disclose this Agreement or any aspect of such transaction except to its board of directors, its senior management, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with such transaction and counsel to such institution, or as may be required by any applicable law or any regulatory authority or stock exchange having jurisdiction.

Section 10.6 Assignment by Purchaser: The Purchaser may assign its rights under this Agreement in whole or in part to any other person; provided, however, that any such assignment shall not relieve the Purchaser from any of its obligations hereunder.

Section 10.7 Best Efforts: The parties acknowledge and agree that, for all purposes of this Agreement, an obligation on the part of any party to use its best efforts to obtain any waiver, consent, approval, permit, licence or other document shall not require such party to make any payment to any person for the purpose of procuring the same, other than payments for amounts due and payable to such person, payments for incidental expenses incurred by such person and payments required by any applicable law or regulation.

Section 10.8 Counterparts: This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed by the Vendors by their signatures opposite their respective names in Schedule "1" hereto (by the hands of their duly authorized signing officers in that behalf, in the case of corporate Vendors), and by the other parties below:


                                                 CEDAR GROUP, INC.

                                                 Per:    /s/ Michel L. Marengere
                                                         -----------------------------------------------------------------
                                                                                                                       c/s
                                                 Per:    /s/ Nicolas Matossian
                                                         -----------------------------------------------------------------


                                                 STEEN CONTRACTORS LIMITED

                                                 Per:    /s/ Henry J. Slade
                                                         -----------------------------------------------------------------
                                                                                                                       c/s
                                                 Per:    /s/ Matthew McCluggage
                                                         -----------------------------------------------------------------


                                                 H & M HOLDINGS CORP.

                                                 Per:    /s/ Henry J. Slade
                                                         -----------------------------------------------------------------


                                                 /s/ Adam Folk
                                                 -------------------------------------------------------------------------
Witness                                          ADAM FOLK



                                                 SIMPKINS HOLDINGS LIMITED

                                                 Per:    /s/ Arthur Chalkley Simpkins
                                                         -----------------------------------------------------------------



                                                 BUILDERS' CONSULTANTS GROUP INC.

                                                 Per:    /s/ Matthew McCluggage
                                                         -----------------------------------------------------------------



                                                 /s/ Henry J. Slade
                                                 -------------------------------------------------------------------------
Witness                                          HENRY J. SLADE


                                                 /s/ Arthur Chalkley Simpkins
                                                 -------------------------------------------------------------------------
Witness                                          ARTHUR CHALKLEY SIMPKINS


                                                 /s/ Matthew McCluggage
                                                 -------------------------------------------------------------------------
Witness                                          MATTHEW MCCLUGGAGE


